United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: October 5, 2011

REALTY INCOME CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

600 La Terraza Boulevard, Escondido, California 92025-3873
(Address of principal executive offices)

(760) 741-2111
(Registrant's telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On October 5, 2011, Realty Income Corporation (the “Company”) issued a press release announcing that during the third quarter of 2011, the Company invested approximately $462 million in 89 properties.  The properties are located in 15 states and are 100% leased to nine tenants in seven different industries, with an initial average lease yield of approximately 8.1%.  The Company also disclosed that it anticipates real estate portfolio acquisitions should exceed $850 million during 2011, with an initial average lease yield of approximately 8.0%.

Additionally, the Company announced that Friendly Ice Cream Corporation (“Friendly’s”), one of the Company’s tenants, filed for voluntary reorganization under Chapter 11 Federal Bankruptcy Laws.  Friendly’s leases 121 properties from the Company that, as of September 30, 2011, represented 3.6% of the Company’s rental revenue.  In its filing, Friendly’s rejected the leases on only 15 of the Company’s 121 properties, representing approximately $1.3 million annualized rent.  Any properties returned to the Company will be immediately available for re-lease to other tenants.  The Company anticipates that the majority of the properties should remain under lease, and that any stores that are vacated as a result of the filing will not have a material impact on the Company’s operations, or on its ability to pay and increase the amount of the monthly dividend.  As part of the press release announcing these items, the Company included its 2011 and 2012 earnings guidance.

A copy of the press release is attached hereto as Exhibit 99.1.  The information contained in Item 7.01 of this Current Report on Form 8-K and the information contained in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1 Press release dated October 5, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 5, 2011	REALTY INCOME CORPORATION
	By:	/s/ MICHAEL R. PFEIFFER
Michael R. Pfeiffer
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.                               Description

99.1	Press release dated October 5, 2011